Exhibit 99.1

Qumu Receives $9.7 Million in Cash from Sale of BriefCam Stock

Company will use funds to pay down 60% of current debt with no pre-payment penalty

Minneapolis, July 18, 2018—Qumu (NASDAQ: QUMU), the leading provider of best-in-class video technology for the enterprise, received approximately $9,678,000 in cash on July 6th of 2018 from the sale of its stake in BriefCam Ltd., a provider of security and intelligence video review software recently acquired by Canon Inc. Today, Qumu announced it will use $6.5 million of the proceeds to pay down its current debt facility with ESW Capital, LLC (through its ESW Holdings, Inc. subsidiary), with no pre-payment penalty. The principal payment will reduce annualized interest expense by approximately $642,000 per year, excluding amortization of debt issuance costs.

“The sale of our BriefCam investment has provided Qumu with an excellent return,” said Vern Hanzlik, President and CEO of Qumu. “Qumu has a stronger balance sheet with significantly reduced debt and the working capital to invest in our growth. We look forward to putting these funds to work as our strategy continues to build momentum.”

The company expects to incur approximately $40,000 in federal and state taxes on the gain, resulting in estimated net proceeds of approximately $9,638,000. On or before August 1, 2018, Qumu will pay down the principal balance of its current debt facility by 60% or $6 million, leaving $4.0 million remaining. The Company will also pay $500,000 in accrued interest on the principal amount repaid. Immediately following the payment, Qumu will have approximately $8 million in working capital on its balance sheet. And as noted previously, the company will incur no penalties for this or future pre-payments with proceeds from the BriefCam sale, as part of its loan agreement with ESW.

About Qumu Corporation

Qumu (Nasdaq: QUMU) is the leading provider of best-in-class tools to create, manage, secure, distribute and measure the success of live and on-demand video for the enterprise. Backed by the most trusted and experienced team in the industry, the Qumu platform enables global organizations to drive employee engagement, increase access to video, and modernize the workplace by providing a more efficient and effective way to share knowledge.

Forward-Looking Statements

This press release contains forward-looking statements concerning the expected tax effects of the Company’s disposition of its investment in BriefCam and the timing of the Company’s prepayment of the term loan with ESW Holdings, Inc. Forward-looking statements generally may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” or the negative of such terms or other variations on such terms or comparable terminology. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the possibility that the tax effects will be different than expected resulting in lower net proceeds to the Company than expected and the possibility that the timing of prepayment may change. These factors are not intended to be an all-encompassing list of risks and uncertainties. The factors described in the context of such forward-looking statements in this release could cause actual results to differ materially from those expressed in or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as at the date hereof. The Company expressly disclaims any obligation to update or correct these forward-looking statements except as required by law.

Qumu Investor Contact

Dave Ristow
Chief Financial Officer
Qumu Corporation
Dave.Ristow@qumu.com
+1.612.638.9045